Exhibit 3.1

Amended and Restated Articles of Incorporation
of
BioStem Technologies, Inc.

Article I.
Name

The name of the corporation is BioStem Technologies, Inc. (the “Corporation”).

Article II.
Registered Office and Agent

The address of the registered office of the Corporation in the State of Florida is 4749 NE 11th Avenue, Oakland Park, FL 33334 o such other place as the Board of Directors of the Corporation (the ‘‘Board”) shall from time to time select.

The name and address of the Corporation’s registered agent in the State of Florida until such time as another agent may be duly authorized and appointed by the Board is Jason Matuszewski, 4749 NE 11th Avenue, Oakland Park, FL 33334.

Article III.
Purpose and Business

The purpose of the Corporation is to engage in any lawful act or activity for which corporation may now or hereafter be organized under the Florida Business Corporation Act (as the same maybe amended and supplemented from time to time, and including any successor provision thereto, the “Act”) including, but not limited to the following:

1.
The Corporation may at any time exercise such rights, privileges, and powers when not inconsistent with the purposes and object for which this corporation is organized;
2.
The Corporation shall have power to have succession by its corporate name in perpetuity, or until dissolved and its affairs wound up according to law;
3.
The Corporation shall have power to sue and be sued in any court of law or equity;
4.
The Corporation shall have power to make contract;
5.
The Corporation shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or request in the State of Florida, or in any Other State, territory or country;
6.
The Corporation shall have power to appoint such officers and agents as the affairs of the Corporation shall require and allow them suitable compensation;

7.
The Corporation shall have power to make bylaws not inconsistent with the constitution or laws of the United States, or of the State of Florida, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business and the calling and holding of meetings of stockholders;
8.
The Corporation shall have the power to wind up and dissolve itself, or be wound up or dissolved;
9.
The Corporation shall have the power to adopt and use a common seal or stamp, or to not use such seal or stamp and if one is used, to alter the same. The use of a seal or stamp by the Corporation on any corporate documents is not necessary. The Corporation may use a seal or stamp, if it desires, but such use or non-use shall not in any way affect the legality of the document;
10.
The Corporation shall have the power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawn purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidence of indebtedness, payable at a specified time or events, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased or Acquired, or for another lawful object;
11.
The Corporation shall have the power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidence in indebtedness created by any other corporation or corporations in the State of Florida, or any other state or government and, while the owner of such stock, bonds, securities or evidence of indebtedness, to exercise all the rights, powers and privileges of Ownership, including the right to vote, if any;
12.
The Corporation shall have the power-to purchase, hold, sell and transfer of its own capital stock and use therefore its capital, capital surplus, or other property or fund;
13.
The Corporation shall have to conduct business ,have one or more offices and hold, purchase, mortgage and convey real and personal property in the State of Florida and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia and in any foreign country;
14.
The Corporation shall have the power to do all and everything necessary and proper for the accomplishment of the objects enumerated in articles of incorporation, or any amendments thereof, or necessary or incidental to the protection and benefit of the Corporation and, in general, to carry on any lawful business necessary or incidental to the attainment Of the purposes of the Corporation, whether or not such business is similar in nature to the purposes set forth in the articles of incorporation of the Corporation, or any amendment thereof;

15.
The Corporation shall have the power to make donations for the public or for charitable, scientific or educational purposes; and
16.
The Company shall have the power to enter partnerships, general or limited, or joint ventures, in connection with any lawful activities.
Article IV.
Capital Stock
1.
Classes and Number of Shares. The total number of all classes of stock, which the Corporation shall have authority to issue shall be Nine Hundred Seventy Five Million (975,000,000) shares of common stock, par value of $0.001 per share (the “Common Stock”) and Twenty Five Million (25,000.000) shares of preferred stock (the “Preferred Stock”).
2.
Powers and Rights of Common Stock.
a.
Preemptive Right. No shareholders of the Corporation holding common stock shall have any preemptive or other right to subscribe for additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation.
b.
Voting Rights and Powers. With respect to all matter upon which stockholders are entitled to vote or to which stockholders are entitled give the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (l) vote in person or by proxy for each share of the Common Stock standing in his or her name-
c.
Dividends and Distributions.
i.
Cash Dividends. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends may be declared thereon by the Board from time to time out of assets of finds of the Corporation legally available therefore; and
ii.
Other Dividends and Distributions. The Board may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock divided or split-up of the shares of the Common Stock.
d.
Other Rights. Except as otherwise required by the Act and as may otherwise be provided in these Articles of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

3.
Powers and Rights of Preferred Stock.
a.
Currently Authorized Preferred Stock. The Corporation currently has designated 1,000,000 shares of Preferred Stock as follows:
i.
500,000 shares of Preferred Stock have been designated as “Series A-1 Convertible Preferred Stock” pursuant to the Amended Certificate of Designation of Series A-1 Convertible Preferred Shares filed with the Secretary of State of the State of Florida on December 23, 2014, which is incorporated herein; and
ii.
500,000 shares of Preferred Stock have been designated as “Series B-l Convertible Preferred Stock” pursuant to the Amended Certificate of Designation of Series B-1 Convertible Preferred Shares filed the Secretary of State of the State of Florida on December 23, 2014, which is incorporated herein.
b.
The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any thereof, other than as set forth herein, shall be such as may be fixed, from time to time, by the Board in its sole discretion, authority to do so being hereby expressly vested in the Board. The Authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:
i.
The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
ii.
the voting powers, if any: of the shares of such series and whether such voting powers are full or limited;
iii.
the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
iv.
whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;
v.
the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, Corporation;
vi.
the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or class of stock, or any other security, of the Corporation or my other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

vii.
the right, if any, to subscribe for or to purchase any securities of Corporation or any other corporation or other entity;
viii.
the provisions, if any, of a sinking fund applicable to such series; and
ix.
any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions of such series.
4.
Issuance of the Common Stock and the Preferred Stock. The Board may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of incorporation for such purposes, in such amounts, to such persons corporations, or entities, for such consideration in the case of the Preferred Stock, in one or more *tie, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board, from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common or Preferred stock (collectively “securities”) The securities must be issued for such consideration, including cash, property, or services, as the Board may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holders of such shares shall not be liable for any Farther call or assessment or any other payment thereon, provided that the actual value of consideration is not less that the par value of die shares so issued. The Board may issue shares of the Common Stock in form of a distribution or distributions pursuant to B stock dividend or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.
5.
Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.
6.
One Class. Except as otherwise required by the Act, these Articles of Incorporation, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of stock of the Corporation shall vote together as one class on all mattes submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the voting pow« of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such mater.
7.
Purchase of Shares. The Corporation shall have due authority to purchase, directly or indirectly, its own share to the extent of the aggregate of the unrestricted capital surplus available therefore any unrestricted reduction surplus available therefore, without submitting such purchase to a vote of the stockholders of the Corporation.

Article V.
Adoption of Bylaws

In the furtherance and not in limitation of the powers conferred by statute and subject to Article VI, the Board is expressly authorized to adopt, repeal, rescind or alter or amend in any respect the bylaws of the Corporation (the “Bylaws”).

Article VI.
Shareholder Amendment of Bylaws

Notwithstanding Article V hereof, the Bylaws may also be adopted, repealed, rescinded, altered or amended in respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than fifty-one percent (51%) of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Article VII.
Board of Director and Incorporator
1.
The business and of the Corporation shell be managed by and under the direction of the Board- The sole current member of the Board is Jason Matuszewski, 4749 NE 11th Avenue, Oakland Park, FL 33334.
2.
The name and business address of the original incorporator of the Corporation was Jason Matuszewski, 4749 NE 11th Avenue, Oakland Park, FL 33334.
3.
Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of my class or series of Preferred Stock, the number of directors of the Corporation may be amended from time to time as set forth in the Bylaws.
4.
The Board of Directors, without the consent of the stockholders of the Corporation, may adopt any capitalization affecting the outstanding securities of the Corporation by effective a forward or reverse split of all outstanding securities of the Corporation, with appropriate adjustments to Corporation’s capital accounts, provided that the recapitalizations does not require any change in the Corporations Articles of Incorporation.
Article VIII.
Term of Board of Directors
1.
Except as otherwise required by applicable law, each director shall serve for a term ending on the date of the third Annual Meeting of Stockholders of the Corporation (the “Annual Meeting’) following the Annual Meeting at which such director was elected. All directors shall have equal standing.
2.
Notwithstanding the foregoing provisions of this Article VIII each director shall serve until his successor is elected and qualified or until his death, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director, and additional directors, elected in connection with rights to elect such additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, shall not be included in any class, but shall serve for such term or terms pursuant to such that provisions are specified in the resolution of the Board of Directors establishing such class or series
Article IX.
Vacancies on Board of Directors

Except as may otherwise provided in connection with rights to elect additional directors until specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board resulting from death, resignation, removal, or other causes, be filled solely by the quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the term of directors in which the new directorship was created or the vacant occurred and until such director’s successor shall have been elected and qualified or until such director’s death, resignation or removal, whichever first occurs.

Article X.
Removal of Directors

Except as may otherwise be provided in connection voting rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than two thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote. Failure of an incumbent director to be nominated to serve an additional term of once shall not be deemed a removal from office requiting any stockholder vote.

Article XI.
Stockholder Action

Any action required or permitted to be taken by the stockholders of the Corporation must be effective at a duly called Annual Meeting or at a special meeting of stockholders of the Corporation, unless such action requiring or permitting stockholder approval is approved by a majority Directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of voting stock having not less than minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law these Articles have been satisfied.

Article XII.
Special Stockholder Meeting

Special meetings of the stockholders of the Corporation for any purpose or may be called at any time by a majority of the Board. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as is requested by Board, within the limits fixed

Article XIII.
Location of Stockholder Meetings

Meetings of stockholders of the Corporation may be held within or without the Stare of Florida, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of the Act) outside the State of Florida at such place to places as may be designated from time to time by Board in the Bylaws.

Article XIV.
Private Property of Stockholders

The private property of the stockholders shall not be subject to me payment of corporate debts to any extent whatever and the stockholders shall not be personally liable for the payment of the Corporations debts.

Article XV.
Amendments

The Corporation reserves the right to adopt, repeal, alter or amend in any respect any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by applicable law and all tights conferred on stockholders herein granted subject to this reservation.

Article XVI.
Term of Existence

The Corporation is to have perpetual existence.

Article XVII.
Liability of Directors

No director of this Corporation shall have personal liability to the Corporation or my of its holders for monetary damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty t) the Corporation or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections Act, (iv) the payment of dividends in violation of Section 78.300 of the Act, or (v) for any from which the director derived an improper personal benefit. Any repeal or modification of this Article by the stockholder of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts of omissions prior to such repeal or modification.

Article XVIII.
Indemnification
1.
Each person (including here and hereinafter, the heirs, executors, administrators or estate of such person) (1) who is or a officer of the Corporation or who is or was serving at the request of the Corporation in the position of a director, officer, trustee, partner, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, or (2) who is or was an agent or employee (other than office) of the Corporation and as to whom the Corporation has agreed to grant such indemnity, shall be indemnified by the Corporation as of right to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision (but, in the case of any future legislation or decision, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to the legislation or decision), against all fir— liabilities, settlements, costs and expenses, including attorneys’ fees, asserted against him or incurred by him in his as such director, officer, trustee, partner, agent or employee, or arising out of his status as such director, officer, trustee, partner, agent or employee. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking ratification may be The Corporation may maintain in some way, at its expense, to protect itself and any such person against any such fine, liability, cost or expense, including attorneys fees, whether or not the Corporation would have the legal power to directly indemnify him against such liability.
2.
The rights granted under Section D 1 of this Article XVIII shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); except that, if the Act so requires, an advancement of expenses incurred by an beneficiary in his or her capacity a director or officer (and not in any other capacity in which service was or is rendered by such beneficiary, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation “fan undertaking , by or on behalf of such beneficiary, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such beneficiary is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in this Article XVIII shall be contact rights and such Rights shall continue as to a beneficiary who has ceased to be a director or officer and shall inure to the benefit of the beneficiary’s heirs, executors and administrators. No amendment to Article XVIII that limits the Corporation’s obligation regarding advancement of expenses shall have any effect on that right for a claim arising out of an act or omission that occurs prior to the date of the amendment.
3.
The Corporation may, to the extent authorized from time by the Board, grant rights to indemnification and to use advancement of expenses any employee or agent of the Corporation or an administrator or fiduciary with respect to any employee benefit plan to the fullest extent of the provisions Of this Article XVIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
4.
Any indemnification or advancement of expenses made pursuant to this Article XVIII shall not be exclusive of any other right that any person may have or hereafter acquired under any statute, these Articles of Incorporation, the Bylaws or any agreement, vote of stockholders or disinterested directors or otherwise.
5.
If this Article XVIII or any portion of it is invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each director and officer of the Corporation to the fullest extent permitted by all portions of this Article XVIII that has not beet invalidated and to the fullest extent permitted by law.
Article XIX.
Forum Selection, Attorneys’ Fees;
1.
Unless the Corporation consents in writing to the selection of an alterative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation. (ii) any action asserting a claim of breach of a fiduciary duty by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting 8 claim arising pursuant to any provision of the Act, or (iv) any Action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Florida, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendant.
2.
If any action is brought by any party against another party, relating to or arising out of these Articles of Incorporation, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such notion. For purposes of these Articles of Incorporation, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges—, and fee billed for law clerks, paralegal and other persons not admitted to the bar but performing services under the supervision of an Attorney, and the costs and fees incurred in connection with the enforcement or collection any judgment obtained in any such proceeding. The provisions of this Article XIX shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.
3.
The Corporation not to be governed by Section 607.0901 of the Act, as amended from time to time, relating to affiliated transactions.
4.
The Corporation elects not to be governed by Section 607.0902 of the Act, as amended from time to time, relating to control share acquisitions.
5.
The Board shall have the right to change the name of the Corporation without stockholder approval to a name that reflects the industry or business in which the Corporations business operations conducted or the name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board, in its sole discretion, deems appropriate.

IN WITNESS WHEREOF, Jason Matuszewski President Secretary and sole Director of the Corporation, has executed these Amended and Restated Articles of Incorporation as of March 17, 2016, and states:

That he is the current sole director and officer of the Company and that he has read the above and foregoing Amended and Restated Articles of incorporation; knows the contents thereof and that the same is true to the best of his knowledge and belief, excepting as to maters herein alleged upon information and belief and as to those matter he believes to be true. These Amended and Restated Articles of Incorporation were approved by the stockholders of the Corporation upon the recommendation of the Board, A-1 the number of votes cast for the amendment by the stockholders was sufficient for approval.

Sole Director, President and Secretary /s/ Jason Matuszewski

I, Jason Matuszewski, hereby accept the appointment registered agent of BioStem Technologies, Inc., and am familiar with, and accept, the obligations of that position as provided in the Florida Business Corporation Act.

/s/ Jason Matuszewski March 17, 2016